Exhibit 5.1

October 1, 2021

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, Division General Counsel - Securities and Finance of Darden Restaurants, Inc., a Florida corporation (the “Company”), and I have acted as counsel to the Company in connection with the Company's registration statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of 1,000,000 shares of Common Stock, without par value (the “Common Stock”), of the Company to be issued from time to time under the Darden Restaurants, Inc. Employee Stock Purchase Plan, as amended (the “Plan”).

I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

I am certified as an Authorized House Counsel to provide legal services in the State of Florida on behalf of Darden Restaurants, Inc. and its subsidiaries only, and do not purport to be an expert on any other laws other than the laws of the United States and the State of Florida and this opinion is rendered only with respect to such laws.

Based on the foregoing, I am of the opinion that the Common Stock has been duly authorized, and upon issuance, delivery and payment in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)I have assumed that, at the time of the issuance and sale of the Common Stock, there will not have occurred any change in the Company’s Articles of Incorporation or Bylaws or in the law affecting the issuance and sale of Common Stock.

(b)My opinions expressed above are limited to the laws of the State of Florida.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption “Interests of Named Experts and Counsel”. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

            /s/ Anthony G. Morrow

                        Authorized House Counsel,
                                Member of the State Bar of Michigan only